Exhibit 10.4

Dated

20 November 2013

(1) ISIS INNOVATION LIMITED

and

(2) OXFORD IMMUNOTEC LIMITED

Assignment

THIS AGREEMENT dated 20 November 2013 is made BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company number 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD (“the Assignor”); and

(2)	OXFORD IMMUNOTEC LIMITED (Company Number 4510679) whose registered office is at 94C Innovation Drive, Milton Park, Abingdon OX 14 4RZ (“the Assignee”).

RECITALS:

(A)	The Assignor has granted a licence dated 27th July 2005 to the Assignee to use certain technology and underlying intellectual property rights.

(B)

The parties have now agreed that the Assignor should assign its interests in that technology and underlying intellectual property rights to the Assignee on the terms of this Assignment and that the licence shall accordingly be extinguished by operation of law.

1.	Definitions

1.1.	In this Assignment:

1.1.1.	“The Assignment Fee” shall be [***];

1.1.2.

“The Licence” shall mean the licence granted by the Assignor to the Assignee dated 27th July 2005 and as amended in a Deed of Variation dated 28th March 2006 and a letter dated 13th December 2012. A copy of the Licence is attached to this Assignment at Schedule 1;

1.1.3.	“The Payment Period” shall mean, in respect of the commercial terms of this Assignment, the period from the date of this Assignment to the date at which the Licence would have otherwise expired;

1.1.4.	“The Products” shall mean the Licensed Products as defined in the Licence;

1.1.5.

“The Retail Price Index” means the General Index of Retail Prices for all terms which is published in the United Kingdom in the Monthly Digest of Statistics by the Office for National Statistics or any replacement of it;

1.1.6.	“The Royalties” shall mean the various amounts due to be paid to the Assignor by the Assignee in respect of the Technology in accordance with the terms of the Licence;

1.1.7.	“The Technology” shall mean the subject matter of the Licence (including but not limited to the Licensed Technology and Improvements as defined in the Licence);

1.1.8.	“The University” shall mean the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

1.2.	Unless otherwise stated above, words in this Assignment will have the same meaning as they are given in the Licence.

2.	Assignment

2.1.	In consideration of:

2.1.1.	The payment of the Assignment Fee by the Assignee to the Assignor on signature of this Assignment (receipt of which is acknowledged); and

2.1.2.	The payment of the Royalties by the Assignee to the Assignor for the duration of the Payment Period the Assignor assigns to the Assignee all the Assignor’s right title and interest to the Technology.

2.2.	The Assignment Fee will be index linked to the Retail Price Index and will be adjusted to take account of increases in the Retail Price Index since the date of the Licence.

2.3.	For avoidance of doubt, all rights and obligations set out in the Licence shall be extinguished by operation of law.

3.	Licence Back

3.1.

The Assignee grants the Assignor a licence solely for the purposes of granting to the University a perpetual, royalty-free sub-licence for the University and every employee, student and individual appointed by the University to use and publish the Technology and any improvements communicated prior to the date of this Assignment under the Licence for academic and research purposes including the right for the University to use the Technology and any improvements as enabling technology in other non-commercial research projects (including projects which benefit from third-party funding).

3.2.

If at the date of this Assignment, any part of the Technology is the subject of an existing licence in favour of any third party (“Existing Licence”) then the Assignee shall grant a licence back to the Assignor in respect of the relevant parts of the Technology solely for the purpose of enabling the Assignor to grant a sub-licence to such third party on the same terms as the Existing Licence provided that where the Existing Licence has been granted in breach of the Assignor’s obligations to the Assignee under the Licence or any other relevant agreement between the Assignee and the Assignor, no such licence back shall be granted.

4.	Exploitation

4.1.

During the Payment Period, the Assignee will use its reasonable endeavours to protect, develop and exploit the Technology in order to maximise the financial return for both Assignor and Assignee. Within sixty (60) days after the end of each calendar year or at the request of the Assignor on giving sixty (60) days written notice (such request not to be made more than once per calendar year) the Assignee shall provide the Assignor with a report detailing the material progress made and material steps taken during the calendar year in:

4.1.1.	applying for and defending any patent, design, trade mark and other registrations which may be available for the protection of the Technology;

4.1.2.	taking legal action against any misappropriation or infringement of the Technology of which the Assignee becomes or is made aware;

4.1.3.	developing the Technology in order to facilitate its commercial exploitation;

4.1.4.	applying for approvals from regulatory authorities for the commercial sale of Products; and

4.1.5.	promoting and marketing Products where all applicable regulatory approvals required for such promotion and marketing have been obtained; and

4.1.6.	pre-marketing and promotion where Products have not received approval.

4.2.

Any failure by the Assignee to provide the Assignor with such a report within fifteen (15) days of receiving a written request from the Assignor, such request not to be made before the end of the sixty (60) day period shall be regarded as a material breach of the terms of this Assignment.

5.	Abandonment

5.1.

If the Assignee decides to take any action that would mean the abandonment of all patents and patent applications (as defined in the Licence) protecting the Technology in any of the USA, Europe (in its entirety) and Japan it may at its sole discretion so notify the Assignor. The Assignor and Assignee may, at the Assignee’s sole discretion, enter into commercial discussions regarding the re-assignment of such patents and patent application to the Assignor.

6.	Liability

6.1.

The Assignee agrees to indemnify the Assignor, and hold the Assignor harmless, from and against any and all damages and liabilities arising from claims asserted by third parties against the Assignor and arising from the assignment of the Technology to the Assignee or the use of the Technology by or through the Assignee or any of its licensees and sub-licensees, provided that this indemnity is conditional upon the Assignor;

(a)	promptly notifying the Assignee of such claim;
(b)	giving the Assignee the sole right to defend or settle such claim unless a conflict of interest would otherwise arise;
(c)	making no admission of liability in relation to such claim;
(d)	using reasonable endeavours to mitigate its damages and liabilities; and
(e)	providing reasonable assistance to the Assignee in defending any such claim.

The above indemnity shall not apply to the extent that the claim arises as a result of a breach of this Assignment, gross negligence, wilful default or fraud of the Assignor, its agents, sub-contractors or any of its other licencees.

6.2.

The Assignee undertakes to make no claim against any employee, student, agent or appointee of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this Assignment or its subject-matter.

6.3.

The liability of either party to the other for any breach of this Assignment, or arising in any other way out of the subject-matter of this Assignment, will not extend to loss of business or profit or to any incidental or consequential damages or losses.

6.4.	Nothing in this Assignment shall be construed as a representation or warranty:

6.4.1.	that any patent will be granted in response to any patent application made in respect of any part of the Technology; or

6.4.2.	as to the validity or scope of any such patent which might be granted; or

6.4.3.	as to the quality or fitness for purpose of any part of the Technology; or,

6.4.4.

that any product supplied, or process used, in or through the exercise of rights derived from this Assignment will be free from the infringement of patents or other intellectual property rights of third parties.

6.5.

In any event, the maximum aggregate liability of each party to the other under or otherwise in connection with this Assignment or its subject-matter shall not exceed the return of the Assignment Fee and all Royalties paid by the Assignee under this Assignment, together with interest on the balance of such moneys from time to time outstanding, accruing from day-to-day at the Barclays Bank plc base rate from time to time in force and compounded annually as at 31 December.

6.6.

If any sub-clause of this clause 6 is held to be invalid or unenforceable under any applicable statute or rule of law, then it shall be deemed to be omitted, and if as a result any party becomes liable for loss or damage which would otherwise have been excluded, then such liability shall be subject to the remaining sub-clauses of this clause 6.

7.	Warranty and Further Assurance

7.1.

Without prejudice to clause 6.4 and as at the date of this Assignment, the Assignor warrants to the Assignee on the basis of the information available to the Assignor as at the date of this Assignment and based on normal procedures at the time but without having made any special enquiries, that it has full power to enter into this Assignment and the right to assign the rights which it assigns to this Assignment.

7.2.

The Assignor undertakes at the Assignee’s expense to do all such further acts and execute all such further documents as the Assignee may reasonably require to secure the vesting in the Assignee or the Assignee’s successors in title or nominees of interests intended to be transferred in this Agreement, and to give the Assignee the full benefit of this Assignment.

8.	Force Majeure

If the performance by any party of any of its obligations under this Assignment is prevented by circumstances beyond that party’s reasonable control, then such party shall be excused from performance of that obligation for the duration of the relevant event.

9.	Notices

9.1.	The Assignor’s representative for the purpose of receiving notices, payments and shall until further notice be:

The Managing Director

Isis Innovation Limited

Ewert House

Ewert Place

Summertown

Oxford OX2 7SG

9.2.	The Assignee’s representative for the purpose of receiving notices shall until further notice be:

CEO

Oxford Immunotec Limited

94C Innovation Drive

Milton Park

Abingdon OX14 4RZ

With a copy to:	General Counsel

Oxford Immunotec

700 Nickerson Road, Suite 200

Marlborough, MA 01752

USA

10.	General

10.1.	Clause headings are inserted in this Assignment for convenience only, and they shall not be taken into account in the interpretation of this Assignment.

10.2.

The Assignee may assign the whole or any part of the Technology to a subsidiary of the Assignee provided that any such assignee (“the New Assignee”) shall enter into a covenant directly with the Assignor to be bound by all the terms of this Assignment (“the Covenant”). The assignment to the New Assignee shall take effect only when the New Assignee enters into the Covenant with the Assignor provided that the Assignor shall take all reasonable steps to secure the execution of the required Covenant as soon as possible following receipt of notice from the Assignee of its intention to assign to the New Assignee. For the avoidance of doubt, the Assignor shall have no right to object to the Assignment by the Assignee to a subsidiary for any reason other than the refusal of such subsidiary to enter into the Covenant directly with the Assignor. Apart from this, no party shall assign any of its rights or obligations under this Assignment without the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

10.3.	Nothing in this Assignment shall create, imply or evidence any partnership or joint venture between the parties or the relationship between any of them of principal and agent.

10.4.

This Assignment constitutes the entire agreement between the parties with regard to the assignment of the Technology. Specifically, but without limitation, this Assignment does not impose or imply any obligation on the University to conduct development work: arrangements for any such work would be the subject of a separate agreement. Any variation of this Assignment shall be in writing and signed by authorised signatories for all parties.

10.5.	This Assignment shall be governed by English law. The English Courts shall have exclusive jurisdiction to deal with any dispute which may arise out of or in connection with this Assignment.

10.6.

The parties to this Assignment intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clauses 3.1 and 6.2 will be able to enforce the terms of this Assignment intended by the parties to be for their benefit as if the University and the people referred to in clauses 3.1 and 6.2 were party to this Assignment.

Schedule 1

“The Licence”

AS WITNESS the hands of authorised signatories for the parties on the date first mentioned above

SIGNED for and on behalf of		SIGNED for and on behalf of
ISIS INNOVATION LIMITED:		OXFORD IMMUNOTEC LIMITED:

Name:	Linda Naylor	Name:	Richard A. Sandberg
Position:	Head of Technology Transfer and Consulting	Position:	Director
Isis Innovation LTD
Signature:	/s/ Linda Naylor	Signature:	/s/ Richard A. Sandberg
Date:	20/11/13	Date:	November 20, 2013